Registration No. 333-39649
                                Rule 424(b)(3)

          Supplement to Prospectus Supplement Dated February 6, 1998

                     Lehman Home Equity Loan Trust 1998-1,
           Home Equity Loan Asset-Backed Certificates, Series 1998-1

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On February 10, 1998, Lehman Home Equity Loan Trust 1998-1 Home Equity Loan Asset-Backed Certificates, Series 1998-1, Class A-1, PO, X, R, M-1, M-2 and B (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $132,633,022. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of a pool of non-conforming closed-end fixed-rate home equity loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Lehman ABS Corporation into the trust fund for the benefit of certificateholders pursuant to a pooling and servicing agreement by and among Lehman ABS Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, Aurora Loan Services Inc., as servicer and Bankers Trust Company of California, N.A., as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Services Inc.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated December 15, 1997 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.







                                 Underwriter:

                                LEHMAN BROTHERS


March 31, 1999

     Page S-13 of the Prospectus Supplement is hereby updated by adding the following table following the last paragraph under "The Servicer":



                           Aurora Loan Services Inc.
                        Delinquencies and Foreclosures
                             (Dollars in Million)




                                                                                  As of December 31, 1998 (3)
Total balance of mortgage loans serviced......................................            $6,096
Percentage of mortgage loans delinquent by period of delinquency (1) (2)
    30 to 59 days.............................................................                3.21%
    60 to 89 days.............................................................               0.92
    90 days or more...........................................................               0.42
                                                                                             ----
Total percentage of mortgage loans delinquent (1) (2) ........................                4.55%
    In foreclosure (excluding bankruptcies)...................................               2.10
    In bankruptcy.............................................................               0.61
                                                                                             ----
Total (2).....................................................................                7.26%

-------------------------

(1) Delinquency information is for conventional and subprime loans only, excluding bankruptcies.
(2)  Percentages are based on the number of mortgage loans.
(3) A weighted average of the MBS method for conventional loans and the ABS method for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

     The information contained in the tables entitled "Cut-Off Date Principal Balances" and "Mortgage Rates" under the heading "Description of the Mortgage Loans" on pages S-16 and S-17, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and Mortgage Rates of the Mortgage Loans:

                              PRINCIPAL BALANCES


                                                                                                  % of Cut-Off Date
                                                           Number of          Cut-Off Date              Pool
                 Mortgage Rates (%)                      Mortgage Loans     Principal Balance     Principal Balance

           0.01 to     5,000.00......................          73           $  202,930.23                0.21%
    5,000.01 to   10,000.00..........................         158            1,237,594.46               1.25
  10,000.01 to   15,000.00...........................         276            3,481,586.29               3.53
  15,000.01 to   20,000.00...........................         299            5,233,602.06               5.30
  20,000.01 to   25,000.00...........................         300            6,717,983.24               6.81
  25,000.01 to   30,000.00...........................         287            7,827,685.62               7.93
  30,000.01 to   35,000.00...........................         274            8,868,076.08               8.99
  35,000.01 to   40,000.00...........................         200            7,552,659.93               7.65
  40,000.01 to   45,000.00...........................         191            8,107,668.87               8.22
  45,000.01 to   50,000.00...........................         150            7,095,809.01               7.19
  50,000.01 to   55,000.00...........................         123            6,460,157.14               6.55
  55,000.01 to   60,000.00...........................         110            6,306,280.40               6.39
  60,000.01 to   65,000.00...........................          65            4,033,206.72               4.09
  65,000.01 to   70,000.00...........................          58            3,932,715.79               3.98
  70,000.01 to   75,000.00...........................          52            3,758,427.41               3.81
  75,000.01 to   80,000.00...........................          33            2,555,784.25               2.59
  80,000.01 to   85,000.00...........................          19            1,558,215.42               1.58
  85,000.01 to   90,000.00...........................          17            1,482,915.66               1.50
  90,000.01 to   95,000.00...........................          16            1,477,640.37               1.50
  95,000.01 to 100,000.00............................          13            1,261,235.75               1.28
100,000.01 to 105,000.00.............................          15            1,538,551.31               1.56
105,000.01 to 110,000.00.............................           9              967,986.29               0.98
110,000.01 to 115,000.00.............................           3              333,270.73               0.34
115,000.01 to 120,000.00.............................           7              822,447.19               0.83
120,000.01 to 125,000.00.............................           6              741,790.19               0.75
125,000.01 to 130,000.00.............................           5              637,226.37               0.65
130,000.01 to 135,000.00.............................           2              262,157.35               0.27
135,000.01 to 140,000.00.............................           5              681,533.13               0.69
140,000.01 to 145,000.00.............................           5              716,558.08               0.73
145,000.01 to 150,000.00.............................           1              147,850.25               0.15
150,000.01 to 200,000.00.............................         16             2,687,656.87               2.72
                                                          -------         ----------------             -----
     Total...........................................      2,788                                       100.00%
                                                           ======         =                            =======
                                                                          $98,689,201.87

           The average Principal Balance as of December 31, 1998 is
                          approximately $35,397.85.

                                MORTGAGE RATES



                                                                                                  % of Cut-Off Date
                                                           Number of          Cut-Off Date              Pool
                 Mortgage Rates (%)                      Mortgage Loans     Principal Balance     Principal Balance

  7.001 to   7.500...................................         16                       $               1.03%
                                                                            1,015,886.14
  7.501 to   8.000...................................        231           11,768,874.71              11.93
  8.001 to   8.500...................................        359           14,945,184.95              15.14
  8.501 to   9.000...................................        630           26,496,606.40              26.85
  9.001 to   9.500...................................        267            9,638,674.64               9.77
  9.501 to 10.000....................................        587           18,622,203.39              18.87
10.001 to 10.500.....................................        164            4,437,004.40               4.50
10.501 to 11.000.....................................        216            5,676,365.29               5.75
11.001 to 11.500.....................................         84            1,749,268.76               1.77
11.501 to 12.000.....................................        119            2,314,381.73               2.35
12.001 to 12.500.....................................         62            1,123,874.98               1.14
12.501 to 13.000.....................................         37              611,275.67               0.62
13.001 to 13.500.....................................         12              222,642.25               0.23
13.501 to 14.000.....................................         4                 66,958.56              0.07
                                                          ------         -----------------            -----
     Total...........................................     2,788                                       100.00%
                                                          ======         =                            =======
                                                                         $98,689,201.87

         The weighted average Mortgage Rate as of December 31, 1998 is approximately 9.345%.